SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  July 2, 1996


                        TUCSON ELECTRIC POWER COMPANY
                        -----------------------------

           (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                220 West Sixth Street, Tucson, Arizona  85701
             (Address of principal executive office)  (Zip Code)


                               (602) 571-4000
            (Registrant's telephone number, including area code)



Item 5.  Other Events

     On July 2, 1996, the Company announced that approximately 200 employees, or 15 percent of the total workforce, had chosen to accept the Company's Voluntary Severance Plan ("VSP"). The VSP, which was offered to nearly all of the Company's employees in May of 1996, is part of the Company's comprehensive Human Resources Strategic Plan (HRSP). The HRSP consists of three major components: a long-term plan to evaluate each of the Company's working processes; a workforce management program, which includes the VSP; and a career transition program designed to prepare employees for success in a competitive and rapidly changing utility environment.

     Based on the level of employee acceptance, the Company projects annual cost savings of more than $10 million following the implementation and completion of the VSP. The Company also announced that it anticipates a one-time charge against earnings of approximately $14 million attributable to the VSP for the quarter ending June 30, 1996. However, due to higher sales and lower operating expenses, the Company expects second quarter earnings to improve compared to the same period in 1995.

               *         *         *

     The annual cost savings projection contained in this report constitutes a "forward-looking statement," as defined in the Securities Litigation Reform Act of 1995. Such forward-looking statement involves risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statement. The projection is expressed in good faith and is believed by the Company to have a reasonable basis, but there can be no assurance that such savings will result. Some of the important factors that could cause actual results to differ materially from those set forth in the forward-looking statement include the number of employees who choose to revoke their acceptance of the VSP within the allowed grace period and the Company's ability to maintain staffing and employee compensation at levels consistent with the projected cost savings.



                          SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TUCSON ELECTRIC POWER COMPANY
                                       (Registrant)


Date:  July 5, 1996                     Ira R. Adler
                                        Ira R. Adler
                                   Senior Vice President and
                                  Principal Financial Officer